Notice and Proxy Statement Annual Meeting of Stockholders
Proxy Statement
Voting Electronically or by Telephone
Business Agenda
Election of Directors
Information about Directors and Nominees for Directors
Committees of the Board of Directors
Director Compensation
Security Ownership of Directors, Management and Principal Stockholders
Executive Compensation and Other Information
Option Grants in 1999
Aggregated Option Exercises in 1999 and Year End Option Values
Long-Term Incentive Plan -- Awards Made In 1999
Retirement Benefit Plans
Executive Severance and Change In Control Plans
Certain Relationships and Related Transactions
Compensation and Organization Committee Report on Executive Compensation
Performance Graph
Proposal to Ratify Selection of Independent Auditors
Stockholder Proposals
Stockholder Proposals and Nominations for 2001 Annual Meeting
Discretionary Voting of Proxies on Other Matters

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

THE LTV CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice and Proxy Statement Annual Meeting of Stockholders	The LTV Corporation 200 Public Square Cleveland, Ohio 44114-2308
[LTV Logo]
THE LTV CORPORATION

Notice of Annual Meeting of Stockholders

to be Held on Friday, April 28, 2000

      The Annual Meeting of Stockholders of The LTV Corporation will be held on Friday, April 28, 2000 at nine o’clock a.m., Delaware Time, in the DuBarry Room of the Hotel DuPont at Eleventh and Market Streets, Wilmington, Delaware 19801 for the following purposes:

      1.  To elect three directors;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2000;

3.	To consider and vote on two stockholder proposals described in the Proxy Statement, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Enclosed herewith is a Proxy Statement setting forth certain additional information.

      Only stockholders of record at the close of business on March 1, 2000 will be entitled to notice of and to vote at the meeting. The meeting is scheduled to adjourn at ten o’clock a.m.

      Stockholders who do not expect to be present at the meeting are requested to sign and date the enclosed proxy and return it promptly in the self-addressed envelope enclosed for that purpose. No postage is required if mailed in the United States. Stockholders also may vote through the Internet or by telephone. See “Voting Electronically or by Telephone” in the enclosed Proxy Statement. Any person giving a proxy has the power to revoke it at any time before it is exercised, and stockholders who are present at the meeting may withdraw their proxies and vote in person. Revocation may be effected in the manner provided on page 1 of the Proxy Statement. Stockholders are also requested to indicate by checking the appropriate box on the proxy if they intend to attend the meeting in person.

By Order of the Board of Directors

Glenn J. Moran
Senior Vice President,
General Counsel and Secretary

March 29, 2000

The LTV Corporation
200 Public Square
Cleveland, Ohio 44114-2308

[LTV LOGO]
THE LTV CORPORATION
March 29, 2000

Proxy Statement

      This Proxy Statement is furnished to stockholders of The LTV Corporation (the “Company”) in connection with the solicitation, by order of the Board of Directors, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Friday, April 28, 2000 (the “2000 Annual Meeting”) at the time and place and for the purposes set forth in the accompanying notice of the meeting.

      The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by a later proxy, in either case delivered to ChaseMellon Shareholder Services (“ChaseMellon”). To revoke a proxy previously submitted electronically through the Internet or by telephone simply vote again at a later date, using the same procedures. The last submitted vote will be recorded and all earlier votes revoked. Attendance at the 2000 Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

      The Company has adopted a confidential voting policy which provides that votes of all stockholders of the Company shall be held in confidence from the Company and its officers, directors and employees except (i) as may be required by law or to assert or defend claims for or against the Company, (ii) in the case of a contested proxy solicitation or (iii) in the case of stockholder communications written on the returned proxy material. As part of the policy, the Company employs the transfer agent for the Company’s Common Stock (or another third party) as an independent tabulator to receive and tabulate the proxies and as independent inspectors of election.

      All outstanding shares of the Company’s common stock, par value $0.50 (“Common Stock”), and Series B Convertible Preferred Stock (“Series B Preferred Stock”), represented by properly executed and unrevoked proxies received in the accompanying form in time for the 2000 Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (i) vote for the election of all nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. A stockholder may, with respect to each other matter specified in the notice of meeting, (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter or (iii) “ABSTAIN” from voting on the matter. A vote to abstain from voting on a matter has the legal effect of a vote against such matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of all nominees named herein as directors, for ratification of the selection of independent auditors and against the stockholder proposals described herein.

      A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the “non-voted shares”) will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered non-voted shares. Approval of each matter specified in the notice of meeting requires the affirmative vote of a majority, or in the case of the election of directors a plurality, of the votes attributable to all shares present in person or by proxy at the meeting and entitled to vote on such matter. Accordingly, non-voted shares with respect to such matters will not affect the determination of whether such matters are approved or the outcome of the election of directors.

      The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company has retained Morrow & Co. to aid in the solicitation of proxies for a fee of $8,000, plus out-of-pocket expenses.

      Only holders of the Company’s Common Stock and Series B Preferred Stock of record at the close of business on March 1, 2000 will be entitled to vote at the meeting. Each issued and outstanding share of Common Stock is entitled to one vote upon each matter to be voted on at the 2000 Annual Meeting. Each issued and outstanding share of Series B Preferred Stock will be entitled to 5.85138 votes upon each matter to be voted upon at such meeting. All such stock will vote as a single class upon each matter proposed by the Company for consideration. As of March 1, 2000, there were issued and outstanding 99,984,270 shares of Common Stock and 500,000 shares of Series B Preferred Stock.

Voting Electronically or by Telephone

      Instead of submitting your vote by mail on the enclosed proxy card, the Company encourages you to vote electronically by submitting your proxy through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether shares are registered in the Company’s stock records in your name or in the name of a brokerage firm or bank.

      The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Stockholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

  For Shares Registered Directly in the Name of the Stockholder

      Stockholders with shares registered directly in their name, and participants who hold stock in Company employee benefit plans, may vote their shares (i) by submitting their proxy through the Internet at the following address on the World Wide Web: http://www.eproxy.com/ltv, (ii) by making a toll-free telephone call to ChaseMellon at 1-800-840-1208 or (iii) by mailing their signed proxy card. Your proxy card contains a Control Number that will identify you as a stockholder and confirm that your votes were properly recorded when you vote by telephone or Internet procedures. Please see your proxy card for specific instructions. Proxies submitted through the Internet or by telephone through ChaseMellon as described above must be received by 4:00 p.m. on April 27, 2000.

  For Shares Registered in the Name of a Brokerage Firm or Bank

      Stockholders who hold their shares through a bank or broker can vote electronically through the Internet or by telephone if their bank or broker offers those options.

  Revocation of Proxies Submitted Electronically or by Telephone

      To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

Business Agenda

      Information relating to the election of directors is set forth immediately below. The proposal to ratify the selection of the Company’s independent auditors is set forth beginning at page 23. Two stockholder proposals, which will be considered if properly presented at the meeting, are set forth beginning at page 23.

Election of Directors

      The Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”) provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, except that the total number of directors shall be not less than three nor more than fifteen. The Restated Certificate further provides that the term of each class of directors is three years. The term of each class expires in rotation. In the case of any director who is an officer or employee of the Company, such director’s term will expire at the end of the second month following such director’s retirement or resignation from his position as an officer or employee. No person is eligible to be elected a director if such person is 70 years old or older at the time of election.

      Pursuant to the terms of the Company’s current collective bargaining agreements, the United Steelworkers of America (“USWA”) has the right to select a nominee for one seat on the Board of Directors, and the Company is obligated, if the nominee is reasonably satisfactory to the Company, to use its best efforts to secure the election of such nominee. In the event such right is exercised in the future, the total number of directors will be increased by one.

      Further, pursuant to an agreement with Sumitomo Metal Industries, Ltd. (“Sumitomo”), Sumitomo has the right to designate or approve the nomination of one person (who, if such person is not a current or former employee of Sumitomo or any of its subsidiaries, must be reasonably acceptable to the Company) for election as a director of the Company so long as Sumitomo holds 5 percent or more of the then outstanding shares of Common Stock (assuming conversion of its convertible securities) and at least one share of Series B Preferred Stock. See “Security Ownership of Directors, Management and Principal Stockholders.” Sumitomo’s director selection right has not been exercised. In the event such right is exercised in the future, the total number of directors will be increased by one. In the event that the Company’s Board of Directors is expanded to exceed fifteen directors, Sumitomo will have the right to designate or approve the nomination of two persons for election as directors to the Board of Directors.

      Under the Certificate of Designations of the 8.25% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), if the Company has not paid scheduled dividend payments for an aggregate of six quarters, whether or not consecutive, the holders of the then outstanding shares of Series A Preferred Stock will be entitled, voting separately as a class, to elect one or, if the Board of Directors of the Company then has more than five members, two members of the Board of Directors, and the number of members of the Board of Directors will be increased by one or two members, as the case may be. The holders of the Series A Preferred Stock are not entitled to any other voting rights, unless required by law.

      Under the Certificate of Designations of the Series B Preferred Stock, if the Company does not pay dividends for six or more consecutive quarters on its Series B Preferred Stock, the Company’s Board of Directors will be increased by two members and holders of the Series B Preferred Stock will be entitled, voting separately as a single class, to elect two directors of the Company.

      At the present time it is intended that shares represented by the enclosed proxy will be voted for the re-election of Mr. Peter Kelly, Mr. Stephen B. Timbers and Mrs. Farah M. Walters as Directors of the Third Class for a three-year term expiring at the 2003 annual election, unless contrary instructions are received.

      All of the nominees named are currently members of the Board of Directors. All incumbent directors attended during the last fiscal year more than 75% of the total number of meetings of the Board and committees on which they served (held during the periods that they served). In the event that any nominee should become unavailable for reasons not now known, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors. Alternatively, the Board may elect not to fill the vacancy and to reduce the number of directors.

      The Board Affairs Committee has carefully considered and has recommended to the Board of Directors Mr. Peter Kelly, Mr. Stephen B. Timbers and Mrs. Farah M. Walters as being highly qualified persons to serve on the Board. The Board of Directors recommends that the Company’s stockholders vote for these nominees.

      The affirmative vote of a plurality of the votes attributable to all shares entitled to vote, voting together as a single class, is required to elect the nominees as Directors of the Third Class.

   The Board of Directors recommends a vote FOR each of the nominees for Directors.

Information about Directors and Nominees for Directors

The names of the directors whose terms of office will continue after the 2000 Annual Meeting and the nominees, their principal occupations during at least the past five years, other directorships held, and certain other information are set forth below. Ages shown are as of March 1, 2000.

Directors of the Third Class Nominated for Election at the 2000 Annual Meeting for Terms Expiring in 2003

[Peter Kelly photo]	Peter Kelly, age 58, became Chairman of the Board on February 1, 1999 and Chief Executive Officer of the Company in September 1998. Additionally, since July 1997 he has been a director and the President and Chief Operating Officer of the Company. Prior thereto, he was a Group Vice President of the Company from February 1991 to July 1997. He also has been the Chief Operating Officer and a director of LTV Steel Company, Inc. since January 1993. Chairman of the Company’s Executive Committee.

[Stephen B. Timbers photo]	Stephen B. Timbers, age 55, became a director of the Company in June 1993. In February 1998, he became the President of Northern Trust Global Investments. From 1995 through 1997, he was President, Chief Executive Officer and Chief Investment Officer of Zurich Kemper Investments, Inc. (investment adviser). From 1992 to 1996 he was President, Chief Operating Officer, and a director of Kemper Corporation (financial services). Chairman of the Company’s Finance Committee and Member of the Company’s Executive and Audit Committees.

[Farah M. Walters photo]	Farah M. Walters, age 55, became a director of the Company in June 1993. She is President and Chief Executive Officer of University Hospitals Health Systems, Inc. and University Hospitals of Cleveland, and has served in these capacities since 1992. Mrs. Walters joined University Hospitals in 1986. She held positions of increasing responsibility until her appointment as Chief Executive Officer in 1992. In 1993, she was appointed to Hillary Rodham Clinton’s National Health Care Reform Task Force. Mrs. Walters is a director of Kerr-McGee Corporation (oil and gas), The Geon Company (polyvinyl chloride compounds and resins), University HealthSystem Consortium in Chicago, Illinois, Cleveland Tomorrow, the Greater Cleveland Growth Association and University Circle, Inc. and is also on the visiting committee of Case Western Reserve University’s Weatherhead School of Management. Chairwoman of the Company’s Audit Committee and Member of the Executive and Compensation and Organization Committees.

Directors of the Second Class — Terms Expire in 2002

[John E. Jacob photo]	John E. Jacob, age 65, became a director of the Company in June 1993. Mr. Jacob has been Executive Vice President and Chief Communications Officer for Anheuser-Busch Companies, Inc. since June 1994. Prior thereto, he had been President and Chief Executive Officer of the National Urban League Inc. since January 1982. He also is a director of Coca-Cola Enterprises, Inc. and Anheuser-Busch Companies, Inc. Chairman of the Company’s Compensation and Organization Committee and Member of the Executive and Board Affairs Committees.

[Edward C. Joullian III photo]	Edward C. Joullian III, age 70, became a director of the Company in October 1976. For more than the past five years, he has been Chairman of the Board and, until August 1998, Chief Executive Officer of Mustang Fuel Corporation (energy development and services). He is a director of Fleming Companies, Inc. (food distribution) and BOSC, Inc., a subsidiary of BOK Financial Corporation (securities). Member of the Company’s Capital and Technology and Finance Committees.

[Samuel K. Skinner photo]	Samuel K. Skinner, age 61, became a director of the Company in June 1993. Since September 1998, Mr. Skinner has been a partner and Co-Chairman of the law firm of Hopkins & Sutter. Until his retirement, he was President and a director of Commonwealth Edison Company from February 1993 to March 1998. Prior thereto, he served as Chief of Staff to the President of the United States. Prior to his White House service, Mr. Skinner served as U.S. Secretary of Transportation for nearly three years. Prior to February 1989, he practiced law as a Senior Partner in the Chicago, Illinois law firm of Sidley & Austin, where he served on the firm’s executive committee. He is also a director of ANTEC Corporation (supplier to communications industry), Union Pacific Resources Group Inc. (oil and gas exploration and production), Midwest Express Holdings, Inc. (airline), NAVIGANT Consulting, Inc. (consulting services) and U.S. Freightways Corp. (general commodities motor carrier). Member of the Company’s Audit and Board Affairs Committees.

Directors of the First Class — Terms Expire in 2001

[Dr. Colin C. Blaydon photo]	Dr. Colin C. Blaydon, age 59, became a director of the Company in September 1988. Dr. Blaydon is Dean Emeritus and Buchanan Professor of Management of the Amos Tuck School of Business Administration and the Director of the John H. Foster Center for Private Equity at Dartmouth College. Dr. Blaydon is also a Senior Advisor of Putnam, Hayes & Bartlett, Inc. (professional consulting). He is also a member of the DHM Arcadia Partners Advisory Board (venture capital), a Trustee of The Center for Excellence in Government and a Trustee of the Lowell Whiteman School. Chairman of the Company’s Board Affairs Committee and Member of the Company’s Executive and Capital and Technology Committees.

[William H. Bricker photo]	William H. Bricker, age 68, became a director of the Company in March 1982. He was from July 1976 to May 1987 the Chief Executive Officer and from November 1979 to May 1987 the Chairman of the Board of Diamond Shamrock Corporation, now known as Maxus Energy Corporation (coal, chemicals and oil and gas). He is Chairman of the Board and Chief Executive Officer of BTC Partners, Inc. and D.S. Energy Services, Inc. (business consultants and international oil and gas), Trust Manager of American Industrial Properties REIT and President of Bear Creek Angus Ranch, Inc. Chairman of the Company’s Capital and Technology Committee and Member of the Company’s Executive and Compensation and Organization Committees.

[M. Thomas Moore photo]	M. Thomas Moore, age 65, became a director of the Company in June 1993. Mr. Moore was Chairman of the Board of Cleveland-Cliffs Inc (iron ore) from May 1988 to November 1997 and its Chief Executive Officer from January 1987 to November 1997. He also is a director of The Lubrizol Corporation (chemical manufacturing) and a trustee of The Cleveland Clinic Foundation. Member of the Company’s Capital and Technology and Finance Committees.

[Vincent A. Sarni photo]	Vincent A. Sarni, age 71, became a director of the Company in June 1993. Mr. Sarni was Chairman of the Board and Chief Executive Officer of PPG Industries, Inc. (producer and supplier of coatings, glass and specialty chemicals) from November 1984 until September 1993. Member of the Company’s Audit and Compensation and Organization Committees.

Committees of the Board of Directors

      The Company currently has standing Audit, Board Affairs, Capital and Technology, Compensation and Organization, Finance, and Executive Committees of the Board of Directors. The members of these Board committees are identified above. In June 1999, the Board established the Finance Committee and delegated to that Committee responsibility for the pension matters previously delegated to the now dissolved Pension and Investment Committee.

      In 1999, the Board of Directors met fifteen times, including eight regularly scheduled meetings and seven special meetings. Set forth below is a description of the duties of each of the current standing committees of the Board of Directors.

      The Audit Committee (i) recommends the selection of independent auditors to the Board of Directors; (ii) reviews the plan of the audits to be performed by the independent auditors and the Company’s internal audit department, together with their audit reports and any recommendations made by them; (iii) reviews the results of the audit for the prior fiscal year with the independent auditors; (iv) reviews annual financial statements before they are published; (v) reviews the independence of the independent auditors and the internal audit function; and (vi) reviews the Company’s significant accounting policies, internal controls and financial reporting practices. The Committee also reviews the Company’s policies in respect to business conduct, environmental operations, safety and health. The Audit Committee met three times in 1999.

      The Board Affairs Committee reviews and recommends to the Board of Directors nominees for election to the Board. The Committee also reviews and recommends to the Board all matters relating to its composition, terms, ethics, procedures, compensation and benefits, committee structures and assignments, and corporate governance and committee guidelines. The Committee also monitors the effectiveness of the Board and reviews applicable portions of the annual proxy statement before publication. The Board Affairs Committee met two times in 1999.

      The Capital and Technology Committee reviews and recommends to the Board of Directors the annual capital expenditure budget, designated capital expenditures and new business ventures. The Committee also reviews and makes recommendations to the Board with respect to new technologies relating to the steel industry. The Committee has the authority to approve, without further Board action, certain capital projects including projects of a recurring nature such as blast furnace relines. The Capital and Technology Committee met four times in 1999.

      The Compensation and Organization Committee determines the annual salary, bonus and benefits of the officers of the Company and certain subsidiaries, and establishes and reviews compensation policies and performance standards for such officers and other key employees. The Committee also reviews and recommends employee benefit plans to the Board of Directors, grants stock related incentives and administers the Company’s employee benefit plans. The Committee also reviews and recommends to the Board candidates for election as corporate officers, reviews and monitors management development and succession including the evaluation of the Chief Executive Officer, reviews and approves the service of certain officers with respect to other entities, and reviews the annual proxy statement before publication. The Compensation and Organization Committee met six times in 1999.

      The Finance Committee (i) reviews the financial condition, capital structure, cash flow and short and long range plans of the Company, including the capital budget and risk management policies and (ii) reviews and makes recommendations to the Board of Directors regarding the timing, amount and types of financings, securities repurchase programs and dividend policies and actions. The Committee is also responsible for establishing the overall investment and funding policies of the Company’s various pension plans and overseeing the activities of management’s Investment Committee to assure consistency with the policies and objectives of the Company’s pension plans and the requirements of ERISA. The Finance Committee met four times in 1999.

      The Executive Committee is empowered to exercise all authority of the Board of Directors if an action is required when the full Board cannot be convened, except that it does not have the power to rescind any action previously taken by the Board or to take certain actions enumerated in the Company’s By-Laws (such as amend the Restated Certificate or adopt an agreement of merger or consolidation). The Executive Committee did not meet in 1999.

Director Compensation

      Mr. Kelly receives no compensation for his service as a director. Directors who are not employees of the Company receive fees in accordance with the following schedule.

Annual retainer for Board service	$40,000	(half in Common Stock	)

For service as chairman of a committee	$5,000

Attendance fees Board meetings (per meeting)	$1,000

Committee meetings (per meeting)	$1,000

      The Company believes that the overall level of its compensation for non-employee directors is competitive with the average level of director compensation at other integrated flat rolled steel companies and selected industrial companies similar in size to the Company.

      The primary objective of the Company in paying 50% of the annual retainer for Board service in the form of Common Stock is to further align the financial interests of its directors with those of the

Company’s stockholders. The Company also has a non-employee directors’ stock option plan whereunder non-employee directors who own at least 1,000 shares of the Company’s Common Stock receive an annual grant of options to purchase 1,000 shares of Common Stock.

      Further, the Company has a non-employee directors’ equity compensation plan under which non-employee directors may elect to take the remainder of their annual retainer and other fees in the form of Common Stock of the Company. The Company also has a non-employee directors’ deferred compensation plan that permits non-employee directors to defer receipt of their fees and provides eight notional investment options for such fees, including a notional investment in the Company’s Common Stock, payable in cash.

Security Ownership of Directors, Management and Principal Stockholders

      The following table sets forth certain information regarding the ownership as of February 15, 2000 of each class of the Company’s equity securities by (i) the stockholders known by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each of the directors, (iii) the executives named in the summary compensation table below and (iv) all current directors and officers of the Company as a group. The table also sets forth separately individual interests in notional Common Stock derivative securities whose unit value is derived from the market value of a share of the Company’s Common Stock. The value of such securities is paid out in cash. All securities shown have been acquired since June 1, 1993. No persons are known by management to be beneficial owners of more than 5% of any class of the Company’s equity securities, except as noted below. All such holders have sole voting and investment powers unless otherwise indicated.

				Interest in
				Notional
	Number of Beneficially		% of Class	Common Stock
	Owned Shares of		Shares of	Derivative
Name(a)	Common Stock		Common Stock	Securities(j)

Franklin Resources, Inc. (b)	5,860,900		5.9%	NA
777 Mariners Island Boulevard San Mateo, California 94404

MacKenzie Financial Corporation (c)	5,371,600		5.4%	NA
150 Bloor Street West Suite M111 Toronto, Ontario M5S 3B5

Oaktree Capital Management, LLC(d)	5,943,700		5.9%	NA
333 South Grand Avenue 28th Floor Los Angeles, California 90071

Citigroup Inc.(e)	8,501,898		8.0%	NA
153 East 53rd Street New York, New York 10043

Directors

Peter Kelly	340,475	(h)(i)	(f)	62,231

Dr. Colin C. Blaydon	15,019	(h)(i)	(f)	0

William H. Bricker	11,800	(i)	(f)	0

John E. Jacob	15,072	(h)(i)	(f)	0

Edward C. Joullian III	28,251	(g)(i)	(f)	0

M. Thomas Moore	18,266	(h)(i)	(f)	0

Vincent A. Sarni	15,019	(h)(i)	(f)	0

Samuel K. Skinner	15,468	(h)(i)	(f)	0

Stephen B. Timbers	23,200	(i)	(f)	0

Farah M. Walters	15,019	(h)(i)	(f)	0

Four Other Officers Named in

Summary Compensation Table

James F. Haeck	116,344	(h)(i)	(f)	2,175

George T. Henning	57,065	(h)(i)	(f)	1,657

Richard J. Hipple	114,938	(h)(i)	(f)	4,396

Glenn J. Moran	77,554	(h)(i)	(f)	1,712

All current directors and executive officers (17 including above)	961,324	(f)(g)	0.9%	85,247

(a)	Unless otherwise indicated, the address of the listed stockholder is c/o The LTV Corporation, 200 Public Square, Cleveland, Ohio 44114.

(b)	As reported in the Schedule 13G of Franklin Resources, Inc. (“FRI”) dated January 28, 2000. As of December 31, 1999, FRI, a registered investment adviser, may be deemed to be the beneficial owner of 5,860,990 shares of Common Stock. All 5,860,990 shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries of FRI. Because advisory contracts grant to such advisory subsidiaries all investment and/or voting power over the Common Stock, the advisory subsidiaries, and therefore FRI, may be deemed to be the beneficial owner of 5,860,990 shares of Common Stock. In addition, Charles B. Johnson and Rupert H. Johnson, Jr. (together, the “Principal Shareholders”), each an owner in excess of 10% of the outstanding common stock of FRI, may be deemed to be the beneficial owners of the Common Stock held by persons and entities advised by the advisory subsidiaries. FRI, the advisory subsidiaries and the Principal Shareholders disclaim beneficial ownership in any of such shares.

(c)	As reported in the Schedule 13G of MacKenzie Financial Corporation (“MacKenzie”) dated February 14, 2000. As of December 31, 1999, MacKenzie, a registered investment adviser, has sole voting and dispositive power over all listed shares.

(d)	As reported in the Schedule 13G of Oaktree Capital Management, LLC (“Oaktree”) dated February 14, 2000. Oaktree is a registered investment adviser, and the general partner of OCM Principal Opportunities Fund, L.P. (“OCM”) and OCM Opportunities Fund II, L.P. (“OCM II,” and together with OCM, the “Partnerships”), and the investment manager of a third party managed account (the “Account”). As of December 31, 1999, the Partnerships and the Account beneficially own all 5,493,700 shares of the Company’s Common Stock, but none beneficially owns more than 5% of such shares.

(e)	As reported in the Schedule 13G filed jointly by Citigroup Inc. (“Citigroup”) and Salomon Smith Barney Holdings Inc. (“SSB”) dated February 14, 2000, as of December 31, 1999, Citigroup, the sole stockholder of SSB, has shared voting and dispositive power with respect to 8,501,898 shares, and SSB has shared voting and dispositive power with respect to 6,601,798 shares. May include convertible securities.

(f)	Less than 1% of class.

(g)	Mr. Joullian has a beneficial interest in 3,000 shares of Common Stock owned by Joullian & Co., a limited partnership.

(h)	Includes restricted shares of Common Stock in the following amounts, which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition: Mr. Kelly — 10,071 shares; Mr. Haeck — 10,000 shares; Mr. Henning — 11,697 shares; Mr. Hipple — 41,205 shares; Mr. Moran — 26 shares; and All Current Directors and Executive Officers as a Group — 108,228 shares. Additionally, the amounts shown for Messrs. Blaydon, Jacob, Moore, Sarni, and Mrs. Walters include 8,019 notional shares payable in Common Stock. Additional amounts of such notional stock included for other individuals named in the table are as follows: Mr. Kelly — 64,661 shares; Mr. Skinner — 3,094 shares; Mr. Haeck — 28,619 shares; Mr. Henning – 1,455 shares; Mr. Hipple — 9,109 shares; and Mr. Moran — 8,954 shares. Such notional shares have no voting rights.

(i)	Includes shares of Common Stock in the following amounts which are not now owned but which could be acquired by exercise of stock options: Each non-employee Director (except Mr. Bricker) — 6,000 shares; Mr. Bricker — 3,000 shares; Mr. Kelly — 256,300 shares; Mr. Haeck — 74,802 shares; Mr. Henning — 34,640 shares; Mr. Hipple — 57,606 shares; Mr. Moran — 64,080 shares; and All Current Directors and Executive Officers as a Group — 587,928 shares.

(j)	These derivative securities are notional (or phantom) investments in Common Stock that are denominated and payable in cash. Accordingly, these derivative securities have no voting rights.

      Sumitomo and its affiliates own 100% of the Company’s Series B Preferred Stock (500,000 shares) and 3,328,220 shares of the Company’s Common Stock. Sumitomo and its affiliates, through conversion of its Series B Preferred Stock, together with its existing shares of the Company’s Common Stock, could acquire up to 6,253,908 shares or more than 6% of the Company’s Common Stock. The address of Sumitomo’s U.S. affiliate is c/o Sumitomo Metal USA Corporation, 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.

Executive Compensation and Other Information

      The following Summary Compensation Table sets forth the cash compensation and other components of compensation for 1999 of Peter Kelly, the Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company.

Summary Compensation Table

		Annual
		Compensation		Long-term Compensation

				Awards		Payouts

					Number of
				Restricted	Securities		All Other
				Stock	Underlying	LTIP	Compen-
Name and Principal		Salary	Bonus	Award(s)	Options	Payouts	sation(2)
Position in 1999	Year	($)	($)	($)(1)	Granted	($)	($)

Peter Kelly	1999	622,238	0	17,098	107,400	0	227,231
Chairman and Chief	1998	503,333	140,000	221,299	196,500	0	203,114
Executive Officer	1997	430,000	212,000	14,541	46,500	0	181,075

James F. Haeck	1999	305,263	0	122,272	30,000	0	95,570
Executive Vice President	1998	275,963	95,000	9,245	22,200	0	94,355
	1997	234,850	129,000	3,324	15,500	0	83,343

George T. Henning	1999	246,399	0	60,625	7,500	0	110,046
Vice President &	1998	201,350	65,000	4,167	7,500	0	97,300
Chief Financial Officer	1997	192,750	81,000	3,283	7,500	0	92,898

Richard J. Hipple	1999	284,195	0	120,509	30,000	0	55,075
Executive Vice President	1998	247,112	82,000	11,824	22,200	0	52,259
	1997	200,533	105,000	3,563	15,500	0	37,646

Glenn J. Moran	1999	269,888	0	0	15,500	0	77,461
Senior Vice President,	1998	247,650	94,000	10,178	15,500	0	77,991
General Counsel	1997	234,333	115,000	4,780	15,500	0	64,668
and Secretary

(1)	The number of shares and year-end value of restricted Common Stock awards held as of December 31, 1999 were as follows: Mr. Kelly — 42,825 shares and $176,653; Mr. Haeck — 21,310 shares and $87,904; Mr. Henning — 12,013 shares and $49,554; Mr. Hipple — 22,695 shares and $93,617; and Mr. Moran — 1,275 shares and $5,259. Included in these amounts are deferred restricted stock awards accrued in the form of notional stock and payable in shares of Common Stock which are subject to a 10% forfeiture provision for early withdrawal. Dividends are payable on restricted stock awards to the same extent as all other shares of Common Stock. All restricted stock awards granted under the Company’s Amended and Restated Management Incentive Program, except for awards of matching restricted shares under the Company’s Management Stock Acquisition Program, vest on the fifth anniversary of the date of grant. Restricted stock awards granted under the Company’s Management Stock Acquisition Program vest on the third anniversary of the date of grant. On the third anniversary of the date of grant, 10,000 of the 30,000 shares of restricted stock granted to Mr. Kelly vest, as do 10,000 of the 20,000 shares granted to each of Mr. Haeck and Mr. Hipple and 5,000 of the 10,000 shares granted to Mr. Henning. The remaining shares of restricted stock vest on or after the first anniversary of the date of grant only if the price of the Company’s Common Stock reaches, (i) with respect to Mr. Kelly, $10 a share as to 10,000 shares of restricted stock and $15 a share as to the remaining 10,000 shares of restricted stock, (ii) with respect to Mr. Haeck and Mr. Hipple, $10 a share as to 5,000 shares of restricted stock and $15 a share as to the remaining 5,000 shares of restricted stock and (iii) with respect to Mr. Henning, $10 a share as to 2,500 shares of restricted stock and $15 a share as to the remaining 2,500 shares of restricted stock.

(2)	Consists of supplemental salary under the Design Your Benefits Program, accruals under defined contribution pension plans, matching employer contributions of cash to the Capital Accumulation Plan and service recognition payments in the following respective amounts for 1999: Mr. Kelly — $34,209, $175,397, $5,625 and $12,000; Mr. Haeck — $14,969, $69,396, $5,625 and $5,580; Mr. Henning — $12,566, $91,936, $5,544 and $0; Mr. Hipple — $11,277, $38,173, $5,625 and $0; Mr. Moran — $14,215, $57,621, $5,625 and $0.

      The following table sets forth certain information concerning options to purchase Company Common Stock granted in 1999 to the individuals named in the Summary Compensation Table.

Option Grants in 1999

					Potential Realizable
					Value at
					Assumed
					Annual Rates
					of Stock Price
					Appreciation for
	Individual Grants				Option Term(3)

		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise or
	Options	in Fiscal	Base Price	Expiration
Name	Granted	Year(1)	($Share)(2)	Date	0%($)	5%($)	10%($)

Peter Kelly	107,400	10%	5.625	02/25/09	0	379,928	962,820
James F. Haeck	30,000	3%	5.625	02/25/09	0	106,125	268,944
George T. Henning	7,500	1%	5.625	02/25/09	0	26,531	67,236
Richard J. Hipple	30,000	3%	5.625	02/25/09	0	106,125	268,944
Glenn J. Moran	15,500	1%	5.625	02/25/09	0	54,831	138,954
All Common Stock Holders (4)	105,402,602	—	5.625	—	0	372,861,705	944,913,246

(1)	A total of 1,097,800 options were granted to employees in 1999. With respect to those options, one-third of the options become exercisable on February 25, 2000, one-third on February 25, 2001 and one-third on February 25, 2002. Each optionee must demonstrate the ownership of a specified number of “qualifying shares” of Company Common Stock in order to participate in future option awards. Each option is exercisable with a payment of cash, stock or both for a period of 10 years and vests immediately in the event of death, disability or retirement or in the event certain change of control events occur. If shares are used to exercise an option, the Compensation and Organization Committee of the Board of Directors may grant a replacement option on the shares so used.

(2)	The exercise prices of all options were based on the closing prices of a share of Common Stock as reported on the New York Stock Exchange on the date of grant ($5.625).

(3)	The dollar amounts under these columns are the result of theoretical calculations at 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Company’s stock price.

(4)	The potential realizable value for all stockholders is based on 105,402,602 shares of Common Stock outstanding at December 31, 1999.

      The following table sets forth certain information concerning the exercise in 1999 of options to purchase Company Common Stock by the individuals named in the Summary Compensation Table and the unexercised options to purchase Company Common Stock held by such individuals at December 31, 1999.

Aggregated Option Exercises in 1999 and Year End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying		In-the-Money Options
	Acquired on	Value	Options Granted at Year End		at Year End($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter Kelly	0	0	205,000	253,900	0	0
James F. Haeck	0	0	57,402	49,968	0	0
George T. Henning	0	0	29,640	15,000	0	0
Richard J. Hipple	0	0	40,206	49,968	0	0
Glenn J. Moran	0	0	53,748	31,002	0	0

(1)	The value is calculated based on the aggregate amount of the excess of $4.125 (the closing price of a share of the Company’s Common Stock as reported on the New York Stock Exchange Composite Transactions report for December 31, 1999) over the relevant exercise price.

Long-Term Incentive Plan — Awards Made In 1999

		Performance	Estimated Future Payouts Of Performance Shares
	Number of	Period
	Performance	Until Maturation	No Award	Threshold	Target	Maximum
Name	Shares	Or Payout	(#)	(#)	(#)	(#)

Peter Kelly	28,000	1999-2003	0	9,333	28,000	84,000
James F. Haeck	5,800	1999-2003	0	1,933	5,800	17,400
George T. Henning	2,000	1999-2003	0	666	2,000	6,000
Richard J. Hipple	5,800	1999-2003	0	1,933	5,800	17,400
Glenn J. Moran	4,000	1999-2003	0	1,333	4,000	12,000

      The number of performance shares earned will be determined on the basis of the Company’s total stockholder return (share price appreciation plus reinvested dividends) over a four-year performance period as compared to the companies composing the peer group as set forth in the Performance Graph (Armco/ AK Steel, Bethlehem Steel, National Steel, Nucor, Weirton, Wheeling-Pittsburgh and USX-Steel Group) and the Company. The Compensation and Organization Committee (the “Committee”) has established an award achievement schedule for determining the actual shares earned, which will vary between threshold and maximum levels based on performance. Payment of shares generally will be made in shares of Common Stock as soon as practicable after the end of the performance period.

      During the performance period, participants will be credited with dividend equivalents which will be used to grant additional performance shares that will be subject to the same performance requirements and the same terms and conditions.

      No Award: If the Company’s total stockholder return ranks sixth or worse among the eight steel companies listed above, no performance shares will be earned.

      Threshold Award: The amounts shown in the table represent the number of shares paid if the Company’s total stockholder return ranks fifth among the eight steel companies listed above and total stockholder return for the period is negative. (If the Company’s total stockholder return is negative for the period, any performance share award otherwise earned is reduced by two-thirds in amount.)

      Target Award: The target award will be earned if the Company’s total stockholder return ranks fifth among the eight steel companies listed above, and total stockholder return for the period is positive.

      Maximum Award: The maximum award will be earned if the Company finishes with the highest total stockholder return among the steel companies listed above, and total stockholder return for the period is positive.

      The performance share award achievement schedule for 1999 awards requires that companies which cease to exist as independent entities be ranked last among the companies used in the comparison.

      The Committee retains the authority to adjust the performance share awards in appropriate circumstances.

Retirement Benefit Plans

  Restated Executive Benefit Plan

      In January 1996, the Company replaced the Executive Benefit Plan (the “Benefit Plan”), a defined benefit plan, with the Restated Executive Benefit Plan (the “Restated Plan”), a defined contribution plan. The Restated Plan is designed to provide a fixed annual contribution (expressed as a percentage of covered compensation) to a participant which, together with projected investment returns, will be sufficient to provide an annual retirement benefit at age 65 equal to the difference between (i) 55% of projected final average three year compensation (salary plus annual incentive award, if any) and (ii) the aggregate benefit provided under all other retirement plans maintained by the Company. Such benefit is prorated to the extent that years of service total less than 30. Participants will invest such contributions in notional investment options. Eighteen executives of the Company and its subsidiaries (including Messrs. Kelly, Haeck, Henning, Hipple, and Moran) currently are included in the Restated Plan.

      With regard to participants who were also in the predecessor Benefit Plan (which includes Messrs. Kelly and Moran), annual contributions will be increased, if necessary, at retirement to provide a retirement benefit equivalent to the defined benefit to which these participants would have been entitled had the provisions of the predecessor Benefit Plan remained in effect. These participants would also be provided the survivor and disability benefits included in the predecessor Benefit Plan.

  Predecessor Plan

      Under the predecessor Benefit Plan, the maximum retirement benefit was 50% of final average compensation (as defined below) after 15 years of participation or upon attaining normal retirement age, whichever should first occur, after offsetting for amounts payable under all other existing retirement benefits. For participants whose employment terminated prior to normal retirement age and prior to 15 years of participation, benefits accrued at the rate of 3 1/3% of final average compensation per year of participation (prorated for each calendar month during which the participant participated for at least one day). Final average compensation was a participant’s average annual compensation (base salary plus awards under the Annual Incentive Program) for the 36 consecutive months which yielded the highest average compensation while a participant. Retirement benefits were payable at the later of a participant’s termination of employment or normal retirement age or before normal retirement age with approval of the Board of Directors of the Company. Normal retirement age under the Benefit Plan is age 62.

      The disability benefit provided in the predecessor Benefit Plan was equal to 100% of final average compensation for one year and 50% thereafter and a survivor benefit payable to a participant’s spouse (until death) and, subsequently, to the participant’s children collectively (until the last child reached age 21). The survivor’s benefit for active and disabled participants was 25% of final average compensation. Similar survivors of retired participants would have received in the aggregate a benefit of 50% of the relevant participant’s pension. Furthermore, survivors of former participants who died while still employed by the Company would have received a benefit of 50% of the pension accrued while an active participant.

      Three executive officers of the Company and its subsidiaries (including Messrs. Kelly and Moran) are participants in the predecessor Benefit Plan. The Company closed the Benefit Plan to new participants at year end 1993. As of December 31, 1999, the annualized compensation of Messrs. Kelly and Moran covered by the Benefit Plan was approximately $1,095,500 and $433,440, respectively. As of December 31, 1999, Messrs. Kelly and Moran were credited with 10 and 7 years of participation, respectively. The following table shows the estimated annual benefits payable upon retirement under the Benefit Plan for employees in the classifications specified.

Age/Years	Annual Covered Compensation—Three-Year Average
of
Participation	$300,000	$450,000	$600,000	$750,000	$1,000,000	$1,120,000

	Estimated Annual Benefit
Before Normal Retirement Age
5 years	$50,000	$75,000	$100,000	$125,000	$166,667	$186,667
10 years	$100,000	$150,000	$200,000	$250,000	$333,333	$373,333
15 years	$150,000	$225,000	$300,000	$375,000	$500,000	$560,000
At Normal Retirement Age (62)	$150,000	$225,000	$300,000	$375,000	$500,000	$560,000

Note:	Benefits will be reduced by Social Security benefits and retirement and disability benefits payable under other Company plans. For those individuals who became participants after December 31, 1984, benefits are also reduced to the extent benefits are payable by retirement plans of former employers.

  Other Prior Retirement Plans

      Officers included in the Summary Compensation Table were also covered by defined benefit plans at the Company and its steel subsidiary, which have been frozen. Assuming retirement at age 65, the aggregate annual benefit payable to Messrs. Kelly, Haeck, Henning, Hipple and Moran under these frozen defined benefit retirement plans will be approximately $75,450, $14,780, $11,175, $6,390 and $35,975, respectively.

      With respect to Messrs. Kelly, Haeck, Henning, Hipple and Moran, their annual retirement benefits under the frozen defined benefit plans described in the immediately preceding paragraph are taken into account in calculating the annual contribution under the Restated Plan and are taken into account as offsets to any additional amount otherwise payable to them under the predecessor Benefit Plan.

Executive Severance and Change In Control Plans

  Executive Severance Pay Plan

      The Company has an Executive Severance Plan (the “Severance Plan”) that provides severance benefits for certain key executives (including Messrs. Kelly, Haeck, Henning, Hipple and Moran) if the executive’s employment is involuntarily terminated for reasons other than cause. The Severance Plan provides for the following to be included in calculating the severance benefit:

(i) base salary and (ii) bonus award, if any, payable under the Company’s Annual Incentive Plan using a combination of actual corporate and target individual performance criteria for that year. During the period for which severance benefits are paid, the executive will continue to participate in the Company’s life and health insurance and retirement plans.

      The maximum period during which plan benefits will be paid ranges from 6 to 24 months depending upon the participant’s position level. The benefit (as defined above) payable under the Severance Plan to the executives named in the Summary Compensation Table is as follows: Mr. Kelly-24 months; Mr. Haeck-12 months; Mr. Henning-12 months; Mr. Hipple-12 months; and Mr. Moran-12 months. The severance payments would be offset by compensation earned by such executives from other employers and/or payments made under the Change in Control Severance Pay Plan described below. Members of senior management, including the five officers named in the Summary Compensation Table, will be required to enter into a non-compete agreement with the Company and release the Company from all employment-related liabilities as a condition to receiving payments under the Severance Plan.

  Executive Change in Control Severance Pay Plan

      The Company also has an Executive Change in Control Severance Pay Plan (the “CIC Plan”) that covers the senior executives of the Company and certain senior executives of its subsidiaries, including Messrs. Kelly, Haeck, Henning, Hipple and Moran. The purposes of the CIC Plan are to assure continuity of management by establishing certain minimum severance benefits for such executives in the event of a “change in control” (as defined below), and to insure that such executives discharge their duties in respect of any proposed or actual change in control without concern for their personal employment security. Benefits are payable under the CIC Plan only if a change in control has occurred and within 24 months thereafter a covered executive’s employment is terminated by the Company other than for cause (as defined) or, in the case of Messrs. Kelly and Moran, if the executive terminates his employment for good reason. Good reason is defined in the CIC Plan as an adverse change in the executive’s position, authority, responsibilities, salary or incentive targets, benefits, location of employment or travel schedule.

      Benefits payable under the CIC Plan include the following: a lump sum payment equal to two times the named executive’s current base salary and annual incentive target award (three times in the cases of Mr. Kelly, Mr. Hipple and Mr. Moran), the continuation of certain welfare plans, and the provision of financial counseling and outplacement services. Further, the Company will make an additional payment in an amount such that, after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

      In addition, upon an executive’s termination under the terms of the CIC Plan, awards under the Company’s Amended and Restated Management Incentive Program, and any successor or similar plan, will accelerate, including the vesting of stock options, the release of restrictions on restricted stock, and the receipt of performance share awards for the measurement period not yet expired or otherwise not vested, earned as if management objectives have been met at the target level. The terminated executive would also receive a retirement contribution based on the amount of the lump sum payment, and a lump sum payment equal to the executive’s balance under the LTV Executive Deferred Compensation Plan. As a condition to receiving such benefits, the executive must enter into certain confidentiality, non-solicitation and non-competition agreements. Payments under the CIC Plan are in lieu of payments under the Severance Plan described above.

      For purposes of the CIC Plan, any of the following events will be deemed to be a change in control of the Company: (a) acquisition by a person or entity (excluding certain qualified owners such as a Company employee benefit plan or an owner whose acquisition was approved by the then incumbent Board) of 15% or more of the Company’s voting securities (as defined); (b) change in more than one-half of the incumbent Board of Directors or their approved successors;

(c) consummation of a reorganization, merger or consolidation of, or sale of substantially all of the assets of, the Company or its principal steelmaking subsidiary, LTV Steel Company, Inc., unless substantially all stockholders receive two-thirds or more of the stock of the resulting entity, a majority of the board of directors of the resulting entity were members of the incumbent Board, and no person or entity owns more than 20% of the stock of the resulting company; (d) liquidation or dissolution of the Company; or (e) acquisition by a person or entity of more than 50% of the voting securities (as defined) of LTV Steel Company, Inc., unless substantially all stockholders receive two-thirds or more of the stock of the resulting entity, a majority of the board of directors of the resulting entity were members of the incumbent Board, and no person or entity owns more than 20% of the stock of the resulting company. For purposes of subparagraph (e), any acquisition by the Company or any subsidiary of the Company does not constitute a change in control of the Company.

      The CIC Plan provides for a rolling three-year term, which is automatically extended on each anniversary of the CIC Plan unless the Company gives notice that it does not intend to extend the term of the CIC Plan.

Certain Relationships and Related Transactions

      In 1999, the Company paid $12.3 million for technical assistance and other fees, steel mill product and dividends on preferred stock and sold $8.2 million of steel product to Sumitomo and its affiliates. Subsidiaries of the Company and of Sumitomo also are partners in an electro-galvanizing line joint venture and a steel mini-mill joint venture. The Company paid an aggregate of $97.2 million in processing fees to the electro-galvanizing partnership in 1999, and the partnership paid an aggregate of $5.0 million in rent and related fees to the Company in 1999. Sumitomo and its affiliates are a significant stockholder of the Company. See “Security Ownership of Directors, Management and Principal Stockholders.”

Compensation and Organization Committee Report on Executive Compensation

  Introduction

      The Compensation and Organization Committee of the Board of Directors, composed exclusively of independent, non-management directors, has the responsibility to review and approve compensation and benefit programs for all officers of the Company. In addition, the Committee reviews compensation and benefit programs applying to all non-union represented salaried employees. The Committee meets with Towers Perrin, an internationally recognized independent executive compensation consultant, and obtains survey data on competitive pay and benefit practices.

      Steel producers operate in a highly competitive and cyclical market environment. Business cycles can have wide variations in intensity and duration. The investments needed to maintain a leadership position are significant and require an extended period of time to see a satisfactory profit return. The Committee considers these conditions in administering the senior management compensation program.

      The Committee has set forth the following principles that underlie compensation awards:

•	In order to align the interests of its executives with those of the Company and its stockholders, a substantial portion of executive compensation should be “at risk” and based upon stock price and the attainment of pre-set performance goals established by the Committee.

•	The Company’s compensation program should strongly encourage significant management ownership of the Company’s Common Stock.

•	The senior management compensation program should be competitive.

      In implementing these principles, the Committee compares performance, compensation levels and compensation programs of the Company with other integrated carbon flat roll steel companies.

In prior years, the Company has used a variety of related but slightly different peer groupings for pay and performance comparison purposes. During 1999, the Company moved to a single group consisting of Armco/ AK Steel, Bethlehem Steel, National Steel, Nucor, USX-Steel Group, Wheeling-Pittsburgh and Weirton Steel (the “Compensation Comparison Group”). Going forward, this group will be used for pay comparison purposes, for award determinations under the Company’s performance share plan and for performance comparisons in the Performance Graph. The Committee also reviews compensation practices of comparably sized companies in general industry.

  Overview of LTV Senior Management Compensation Program

      The mix of salary, annual incentive and long-term incentive varies based on management level and on competitive market practices. For positions with major corporate responsibility, including those executive officers named in the Company’s Summary Compensation Table (“Named Executives”), between 55% and 70% of the value of target total direct compensation (salary, annual incentive and long-term incentives) is represented by at-risk annual and long-term incentives (with the balance in salary). For positions with lesser impact, salary represents a higher proportion of total direct compensation. The Committee has broad discretion within the limitations of the Amended and Restated Management Incentive Program (“AMIP”) to administer the program’s provisions.

      In its entirety, the senior management compensation program is expected to focus executives on creating stockholder value and to attract and retain outstanding individuals. The Committee emphasizes total direct compensation consisting of salary, annual incentive and long-term incentive, rather than a single element. The Committee has also established stock ownership guidelines for senior management.

      Additionally, all salaried employees, including each Named Executive, are eligible to participate in the LTV Capital Accumulation Plan and Supplemental Management Retirement Plan which includes a provision to match a specified portion of the employee’s contributions. Matching contributions made to the accounts of Named Executives in 1999, which are invested in shares of the Company’s Common Stock or invested notionally in Common Stock, are included in the accompanying Stock Ownership Table.

  Salary

      Salaries are targeted in the middle range of the Compensation Comparison Group. Salary adjustments are determined by evaluating the responsibilities of the position, the competitive salary for the position (using as a target the middle range of salaries of comparable positions in the Compensation Comparison Group and similarly sized general industry companies), the experience of the incumbent, the performance of the incumbent and the performance of the Company.

  Annual Incentive Opportunity

      The Annual Incentive Program rewards individuals for meeting annual corporate, business unit and/or individual objectives. The business unit component, applied to participants working in Company business units, was added in 1999 in recognition of the Company’s ongoing diversification efforts. Under the AIP, weighted objectives (using performance measurements and goals) are established in advance each year by the Committee. The Committee has currently set annual incentive “targets” which it believes are 5 to 10 percentage points above the middle range of annual incentive targets for the Compensation Comparison Group, reflecting the risk that payments under the AIP may be less than target levels because the Committee has established aggressive performance targets. Annual incentive awards are determined by measuring actual performance against these objectives. Objectives are based on a combination of corporate, business unit and/or individual performance criteria for most plan participants.

      The Committee, working with senior management, is responsible for measuring the attainment of all corporate and individual objectives and goals for corporate officers, as well as business unit goals for officers in business units. Members of senior management are responsible for measuring the attainment of business unit and individual goals for all other participants. The Committee has the responsibility to review and approve all awards prior to payment. Based on position impact and competitive pay opportunities, target annual incentive opportunities range from 40% to 75% of salary. Actual individual awards often vary above and below target levels. The Committee has the discretion to make these awards in either cash or Common Stock.

      For 1999, the Committee established the following financial objectives and other focus objectives (which will change from year to year). The Committee placed its primary emphasis on return on net assets (“RONA”) and earnings per ton, both relative to internal standards at the corporate and business unit levels. These two measures comprise 100% of the award basis for corporate participants. Awards for business unit participants are based on a combination of these two factors (at both the corporate and business unit level) and other important operating objectives including but not limited to quality, cost reduction, and commercial and sales growth. The Committee reviewed senior management’s performance against these objectives and determined that in 1999, Company performance failed to meet threshold levels; therefore, no awards were made.

  Long-Term Incentive Opportunity

      The Company’s Long-Term Incentive Program (“LTIP”) provides compensation tied to stock performance and encourages executives to increase their holdings of Common Stock. The Company has used fixed LTIP target opportunity levels since 1994. The current targets originally set in 1994 were updated in 1997. The target LTIP opportunity levels are intended to position the Company within the range of competitive practice for the Compensation Comparison Group and comparably sized companies in general industry at the time the targets are established. The inclusion of general industry data reflects the growing influence of broader industry practice on the Company’s ability to attract and retain senior executives.

      The Company’s primary long-term incentive vehicles are stock options and performance shares. For the majority of LTIP participants, stock options comprise 100% of the individual’s LTIP opportunity. Performance shares are provided to approximately 25 senior managers (including the Named Executives). For those executives who receive performance shares, stock options represent approximately 70% of the target value, and performance shares make up the remaining 30%.

      In addition to stock options and performance shares, the Company also selectively uses time-lapse and performance vesting restricted stock. Such restricted stock is generally used in new hire, retention, and promotion situations. The Company currently does not make broad-based time-lapse vesting restricted stock grants.

      Both the stock option and performance share plans are intended to focus and reward executives on creating stockholder value. Stock options emphasize the Company’s absolute share price appreciation, while performance shares emphasize the Company’s total stockholder return as compared to the Compensation Comparison Group. In total, the expected value at grant of stock options and performance shares is intended to result in target long-term incentive awards within the range of competitive practice for the Compensation Comparison Group and comparably sized companies in general industry.

      The Company encourages stock ownership among all employees in order to emphasize the importance of stockholder value creation. The Committee has established formal stock ownership guidelines for each participant in the LTIP. Executives are required to maintain specific stock ownership levels, based on a multiple of salary at the time the levels were established, in order to continue participation in the LTIP.

      The Committee believes that the executive compensation program is highly performance-oriented and provides a strong alignment of management’s interests with those of the stockholders.

  1999 Corporate Performance and CEO Compensation

      Mr. Kelly’s salary was increased in 1999 from $600,000 to $626,000. The increase was made to move Mr. Kelly’s salary closer to the middle range of salaries of comparable positions in the Compensation Comparison Group. Mr. Kelly’s salary continues to be slightly below the middle range of salaries for comparable positions in the Compensation Comparison Group, recognizing his tenure in the position.

      Under the Annual Incentive Program, Mr. Kelly’s target award for 1999 was 75% of base salary. As discussed above, because the Company failed to meet the threshold levels, Mr. Kelly did not receive an Annual Incentive Program award for 1999.

      In 1999, Mr. Kelly received a grant of 107,400 stock options and 28,000 performance shares in accordance with the Company’s regular long-term incentive program. In combination, these grants have an expected value equivalent to the target value established in 1997, required to position the CEO’s long-term incentive at the middle range of competitive practice in the steel and general industries.

  Policy Regarding Section 162(m)

      The Committee’s policy is that, effective for awards made after 1995, executive compensation should be provided in such a manner as to comply with the rules governing the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code.

  Conclusion

      The Committee believes the compensation program was prudently administered during 1999 and that the overall design, and objectives of the program are consistent with the long-term interests of the Company and its stockholders.

The Compensation and Organization Committee

John E. Jacob—Chairman
William H. Bricker
Vincent A. Sarni
Farah M. Walters

Performance Graph

      The following graph compares the total stockholder return on the Company’s Common Stock with the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P Index”) and a Company-constructed peer group of publicly traded domestic integrated steelmakers. In prior years, the Company has used a variety of related but slightly different peer groupings for pay and performance comparison purposes. During 1999, the Company moved to a single group consisting of Bethlehem Steel Corporation, National Steel Corporation, Nucor, Weirton Steel Corporation, Wheeling-Pittsburgh, USX Corporation-Steel Group and Armco Inc./ AK Steel Holding Corporation (the “New Peer Group”). Results of the peer group used in prior years, consisting of Bethlehem Steel Corporation, National Steel Corporation, Weirton Steel Corporation, Wheeling-Pittsburgh, USX Corporation-Steel Group and Armco Inc./ AK Steel Holding Corporation (the “Old Peer Group”), are also reported. Armco Inc., in a recapitalization, transferred its carbon steel business to a wholly owned subsidiary of AK Steel Holding Corporation at the end of March 1994. Accordingly, the index includes Armco Inc. for that period in the performance graph prior to the divestiture and AK Steel Holding Corporation for the period thereafter. Additionally, the domestic steel producing assets of Inland Steel Corporation were purchased by Ispat International N.V. in 1998, and the financial results of these domestic operations are no longer reported publicly on a stand alone basis. Accordingly, Inland Steel Corporation was removed from the peer group this year for all periods shown in the graph.

      The graph assumes the investment of $100 in the Company’s Common Stock, the S&P Index, the New Peer Group and the Old Peer Group on December 31, 1994 with immediate reinvestment of all dividends. Both the New Peer Group and Old Peer Group total return has been weighted for market capitalization based on information contained in the public filings of members of the respective Peer Group.

[LINE GRAPH]

LTV Common Stock Performance

LTV vs. Total Returns of S&P 500 and Peer Groups

	S&P 500	LTV	New Peer Group	Old Peer Group

DEC-94	100.00	100.00	100.00	100.00
DEC-95	137.58	83.33	93.26	85.39
DEC-96	169.17	72.52	85.18	79.11
DEC-97	225.61	60.87	83.84	79.85
DEC-98	290.09	35.95	75.74	72.06
DEC-99	351.13	26.38	93.28	85.97

New Peer Group: Market weighted index comprised of Armco/AK Steel, Bethlehem Steel, National Steel, Nucor, Weirton, Wheeling-Pittsburgh and USX-Steel Group.

Old Peer Group: Market weighted index comprised of Armco/AK Steel, Bethlehem Steel, National Steel, Weirton, Wheeling-Pittsburgh and USX-Steel Group.

Closing price Indexed on December 31, 1994=100

Proposal to Ratify Selection of Independent Auditors

      Ernst & Young LLP and their predecessors have been the auditors for the Company since 1957. Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to be the independent auditors of the Company for the year ending December 31, 2000. The Board of Directors will offer a resolution at the 2000 Annual Meeting to ratify this selection. It is anticipated that representatives of Ernst & Young LLP will be present at the 2000 Annual Meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

      The Board of Directors recommends a vote FOR the ratification of the selection of independent auditors.

Stockholder Proposals

1.  Stockholder Proposal Regarding Director Compensation

      The Company has been notified that Samuel and Mary Weinstock, 6108 Alcove Street, North Hollywood, California 91606, intend to introduce the following proposal at the 2000 Annual Meeting:

           “The members of the Board are currently being paid  1/2 cash and  1/2 common stock. Resolved that they should be paid 100% cash, i.e., no common stock.”

Supporting Statement: “The lower the price of the common, the greater the number of shares given to the members for  1/2 of their remuneration. This provides an “incentive” for a lower price of the common stock. The purpose of incentives given by ownership (the Shareholders) is to enhance shareholders’ value. The Company should not have a program which might stimulate “lower” shareholders’ value.”

Board of Directors’ Statement in Opposition

      The Board of Directors believes that this proposal, which recommends that the directors’ compensation be only in cash, would not serve the Company’s or its stockholders’ best interests, and the Board recommends a vote against it.

      In 1995, the Board Affairs Committee of the Board of Directors undertook an in-depth review of its non-employee director compensation program including a comparison with director compensation programs at other similarly sized industrial companies as well as other integrated flat roll steel companies. As a result, the Company changed its all-cash annual retainer to an annual retainer payable half in cash and half in Common Stock. The Company believes that compensating directors with Common Stock aligns the financial interests of directors with those of the Company’s stockholders. The value of a director’s compensation is directly linked to the value created for the Company’s stockholders. There is no “incentive” to lower stock value. To the contrary, Directors have every incentive to increase stockholder value because doing so will increase the value of the directors’ equity ownership in the Company.

      The Company’s practice of paying one-half of the directors’ annual retainer in Common Stock is reflective of and consistent with good corporate governance. The Company believes that the overwhelming majority of corporate governance experts, financial analysts and large institutional stockholders view director compensation in the form of company stock as supportive of stockholder interests.

      Accordingly, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

      The Board of Directors recommends a vote AGAINST this proposal.

2.  Stockholder Proposal Regarding the Stock Option Incentive Program for Management

      The Company has been notified that Bruce and Shelley Weinstock, 9815 Easton Avenue, Beverly Hills, California 90210, intend to introduce the following proposal at the 2000 Annual Meeting:

           “The current common stock options incentive program for management should be modified immediately regarding those portions relating to officers and directors [as follows]:

           “A new program should be designed to promote a “strike price” which is a “target/goal” to be achieved rather than a “current” strike price, and that under no circumstance should that strike price be less than ten dollars ($10.00). Further, it must be stipulate[d] in the incentive program agreement that should the target/goal not be achieved within three (3) years, the option will expire. Lastly, the option will be for a total of five (5)  years from the date of issuance.”

Board of Directors’ Statement in Opposition

      The Board of Directors recommends a vote against this proposal.

      The Company’s stock option plan is administered under the Amended and Restated Management Incentive Program (the “Program”). The Company’s Board of Directors believes the Program and specifically the stock option portion of the Program is in the best interests of the Company and its stockholders. The Program is a key part of the Company’s strategy to enhance stockholder value and was overwhelmingly approved by stockholders at the Company’s 1997 Annual Meeting of Stockholders and reaffirmed by an even greater percentage of stockholders at the 1998 Annual Meeting of Stockholders.

      The Company’s stock options program provides competitive pay opportunities only when the goals that contribute to the creation or preservation of stockholder value are achieved. The Company’s stock option plan is performance oriented and directly links the interests of stockholders and management by creating value for executives only if the Company’s stock price appreciates. By granting stock options with an option price equal to current fair market value, executives earn no reward from the options until the stock price appreciates above the level at the time of grant. Further, the Program currently allows the Compensation and Organization Committee to fashion stock options with an exercise price greater than the fair market value of the stock at the date of grant and to specify one or more performance goals that must be achieved as a condition to exercise rights under the options. The Company has in fact issued such grants to certain senior executives. The Program thus currently provides the Board of Directors and the Compensation and Organization Committee with flexibility to address the provisions of stock option grants to assure they are linked with stockholder value. The proposal would remove this flexibility, since it recommends allowing only stock options with a greater than a $10 strike price.

      The Company’s Board of Directors asks that you vote AGAINST the proposal for the foregoing reasons.

      The Board of Directors recommends a vote AGAINST this proposal.

Stockholder Proposals and Nominations for 2001 Annual Meeting

      Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company by November 8, 2000 to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to that meeting.

      The Company has provisions in its By-Laws intended to promote the efficient functioning of its annual meetings. The provisions describe the Company’s right to determine the time, place and conduct of stockholder meetings, require advance notice by mail or delivery to the Company of stockholder proposals or director nominations for annual meetings and require persons wishing to conduct a solicitation of written consents of stockholders or to call a special meeting of stockholders to apply to the Board of Directors to set a record date for the consent solicitation or to determine whether the requisite number of stockholders desire to call a special meeting.

      Under the By-Laws, stockholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to the announced Tentative Meeting Date of (i) business the stockholder is proposing for consideration at that meeting and (ii) persons the stockholder intends to nominate for election as directors at that meeting. The Tentative Meeting Date for the 2001 Annual Meeting is April 27, 2001.

      The Board Affairs Committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors at the 2001 Annual Meeting. A stockholder wishing to nominate a candidate for election to the Board should give written notice to the Secretary of the Company of his or her intention to make such a nomination in accordance with the procedure described above and furnish a written consent by such nominee that he or she agrees to the nomination and will serve if elected. The notice of nomination should contain background information about both the nominee and the stockholder making the nomination. The Company may also require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director.

      Notices and proposals or nominations should be addressed to Glenn J. Moran, Senior Vice President, General Counsel and Secretary, The LTV Corporation, 200 Public Square, Cleveland, Ohio 44114-2308.

Discretionary Voting of Proxies on Other Matters

      Management does not now intend to bring before the 2000 Annual Meeting any matters other than those specified in the notice of the meeting, and, except for two stockholder proposals omitted in accordance with the rules and regulations of the Securities and Exchange Commission, it does not know of any business which persons other than the management intend to present at the meeting. Should any business requiring a vote of the stockholders, of which the Company did not have notice of prior to January 20, 2000, or that is not specified in the notice, properly come before the meeting and applicable laws otherwise permit proxies to vote on a discretionary basis, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

By Order of the Board of Directors

Glenn J. Moran
Senior Vice President,
General Counsel and Secretary

Cleveland, Ohio

March 29, 2000

[LTV LOGO]

The LTV Corporation

200 Public Square • Cleveland, Ohio 44114-2308

THE LTV CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2000
This Proxy is solicited by the Board of Directors

This Proxy is solicited on behalf of the Board of Directors of the LTV Corporation (“LTV”) for use at the annual meeting of stockholders on April 28, 2000. The undersigned hereby appoints Peter Kelly and Glenn J. Moran, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all shares of LTV Common Stock which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of LTV to be held on April 28, 2000, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given, on all matters as may properly come before said meeting. With respect to shares registered in your name, the Proxies cannot vote your shares unless you sign and return the card.

Stockholders may vote electronically through the Internet or by telephone by following the instructions on the reverse side or, stockholders may vote by signing and dating the proxy card and returning it promptly in the enclosed postage paid envelope.

This card also provides voting instructions for shares held in The LTV Steel Group Employee Stock Ownership Plan (“ESOP”), The LTV Steel Stock Bonus Plan (“Bonus Plan”), The LTV Steel Retirement Plan (“Retirement Plan”) and the LTV Capital Accumulation Plan (“CAP”). If you are a participant in any of these plans and have shares of Common Stock of LTV allocated to your plan account, please read the following authorization to the Trustee of these plans as to the voting of such shares.

Trustee’s Authorization. The undersigned authorizes Mellon Bank, N.A. as Trustee under the ESOP, Bonus Plan, Retirement Plan or CAP, as the case may be, to vote all shares of Common Stock of LTV allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting in accordance with the instructions on the reverse side.

If you do not return your signed proxy card, the Trustee will vote any shares held in the three plans in the same proportion as it votes those plan shares with respect to which it does receive voting instructions on each matter to be voted upon at the meeting.

Individual voting instructions will be held in confidence by the Tabulating Agent and Trustee and will not be divulged to LTV, its employees or other third parties.

You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR proposals Nos. 1 and 2 and AGAINST proposals Nos. 3 and 4.

FOLD AND DETACH HERE

THE LTV CORPORATION

ANNUAL

MEETING OF

STOCKHOLDERS

April 28, 2000, 9:00 a.m.

In an effort to minimize the expenses associated with the solicitation of proxies, participants in the LTV employee plans referenced on the reverse side who are also registered owners of LTV Common Stock will receive only one proxy card. IF YOU ARE A PLAN PARTICIPANT, PLEASE RETURN THIS PROXY CARD ON OR BEFORE APRIL 24, 2000 TO ENSURE THAT YOUR VOTES WILL BE COUNTED.

LTV may be able to further minimize the expenses associated with the solicitation of proxies by distributing the Annual Report and Proxy Statements to stockholders electronically via the Internet. Mark the box on the Proxy Card to consent to future access of LTV's Annual Report, Proxy Statements, Prospectuses and other communications to stockholders electronically via the Internet. By consenting, you understand that LTV may no longer distribute printed materials to you for any future stockholder meeting until such consent is revoked or you request such materials from LTV's transfer agent, ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, N.J. ("ChaseMellon"). You may revoke your consent at any time by contacting ChaseMellon. By consenting, you also understand that costs normally associated with electronic access, such as usage and telephone charges, will be your responsibility.

Please mark [X]
your votes as
indicated in
this example

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	Election of Directors
NOMINEES: THIRD CLASS: PETER KELLY, STEPHEN B. TIMBERS, FARAH M. WALTERS

	FOR	WITHHELD	For, except vote withheld from the following
	[ ]	[ ]	nominee(s): ___________________________________

2.	To vote to ratify the selection of auditors

	FOR	AGAINST	ABSTAIN

	[ ]	[ ]	[ ]

The Board of directors recommends a vote AGAINST proposals 3 and 4.

3.	Stockholders’ proposal to recommend compensating directors in all cash

	FOR	AGAINST	ABSTAIN

	[ ]	[ ]	[ ]

3.	Stockholders’ proposal to recommend modifying the stock option incentive program for management

	FOR	AGAINST	ABSTAIN

	[ ]	[ ]	[ ]

Plan to Attend Meeting [ ]	By checking the box to the right, I consent to future access of the company's Annual Report, Proxy Statements, Prospectuses and other communications electronically via the Internet. See reverse side of this proxy card.	[ ]

SIGNATURE(S)__________________________	SIGNATURE(S)___________________	DATE ____________, 2000

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OF GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

FOLD AND DETACH HERE

VOTE BY TELEPHONE OR INTERNET

QUICK***EASY***IMMEDIATE

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:	Call toll-free on a touch-tone telephone 1-800-840-1208 anytime. There is no charge for this call.
You will be asked to enter the Control Number located above your name and address in the lower right of this form.

OPTION A:	To vote as the Board of Directors recommends on ALL items, press 1.

OPTION B:	If you choose to vote on each items separately, press 0. You will hear these instructions:

Item 1: To vote FOR ALL nominees, press 1; TO WITHHOLD FOR ALL nominees, press 9.

Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. The instructions are the same for all remaining items to be voted.

When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET	THE WEB ADDRESS IS http://www.cproxy.com/ltv

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